August 3, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


RE: Sharecom, Inc.


We have read the statements that we understand Sharecom, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under
Item 4.


Yours truly,




Piercy, Bowler, Taylor & Kern





















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